Putnam Convertible Income-Growth Trust, October 31, 2007, annual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the year ended October 31, 2007, Putnam Management
has assumed $443 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.


72DD1 		Class A			16,969
		Class B			   804
		Class C			   546

72DD2		Class M			   124
		Class R			    38
		Class Y			   722

73A1		Class A			  .528
		Class B			  .371
		Class C			  .387

73A2		Class M			  .426
		Class R			  .485
		Class Y			  .579

74U1		Class A			32,901
		Class B			 1,817
		Class C			 1,822

74U2		Class M			   294
		Class R			   102
		Class Y			 1,277

74V1		Class A			 21.21
		Class B			 20.87
		Class C			 21.04

74V2		Class M			 21.04
		Class R			 21.15
		Class Y			 21.21











Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.